Final Transcript
Feb 01, 2011 / 10:00PM GMT, PWAV - Q4 2010 Powerwave Technologies Earnings Conference Call

Final Transcript

Conference Call Transcript PWAV - Q4 2010 Powerwave Technologies Earnings Conference Call Event Date/Time: Feb 01, 2011 / 10:00PM GMT

CORPORATE PARTICIPANTS

 Tom Spaeth
 Powerwave Technologies - Treasurer

 Kevin Michaels
 Powerwave Technologies - CFO

 Ron Buschur
 Powerwave Technologies - President and CEO

CONFERENCE CALL PARTICIPANTS

 Charles Johns
 Canaccord Genuity - Analyst

 Steve O'Brien
 JPMorgan - Analyst

 Amir Rozwadowski
 Barclays Capital - Analyst

 Scott Searle
 Merriman Capital - Analyst

 James Faucette
 Pacific Crest Securities - Analyst

 David Marsh
 Odeon Capital - Analyst

 PRESENTATION

Operator

 Good day, ladies and gentlemen. And welcome to the fourth quarter 2010 Powerwave Technologies earnings conference call. My name is Manissia and I will be your coordinator today. At this time, all participants are in listen-only mode. We will conduct a question-and-answer session towards the end of the conference. (Operator Instructions).

I would now like to turn the call over to Mr. Tom Spate, Treasurer. Please proceed.

 Tom Spaeth - Powerwave Technologies - Treasurer

 Thank you. Good afternoon and welcome to Powerwave Technologies' fourth quarter 2010 financial results conference call. I'm Tom Spaeth, Powerwave’s Treasurer. Joining us on today's call will be Ron Buschur, President and Chief Executive Officer, and Kevin Michaels, Chief Financial Officer.

Before starting I would like to point out that various remarks we make about future expectations, plans and prospects for Powerwave, including but not limited to anticipated revenues and revenue growth rates, the split between operator and OEM sales, operating margins, gross profit margins, earnings per share levels, cash flow projections, revenue composition, supply chain constraints and shortages, manufacturing levels, improvements in cost structure, cost savings related to our facility consolidations, future cost savings related to our cost reduction activities, demand levels for the Company's product lines, projected growth in market share, trends in the Wireless infrastructure market, the timing of product deliveries and future orders, the Company's ability to enter into and compete in vertical markets for its products such as government and defense markets, common stock prices, debt purchases, the success of new products, expense levels, capital expenditure rates, inventory churns, tax rates, days sales outstanding, and the Company's ability to pay off its convertible debt, are all Forward-looking statements. These statements are subject to numerous risks and uncertainties that could cause Powerwave’s actual results to be materially different from those projected or implied.

Some of the risks and uncertainties include our ability to accurately forecast and anticipate customer orders, our ability to obtain material components within expected lead times, realize anticipated cost savings and synergies, the negative impact on demand for our products due to the macroeconomic environment, reduced demand due to industry consolidation among our major customers, fluctuations in foreign currencies, the ability to accurately forecast cash flows and credit collections, the ability to enter into new markets for our products and solutions, the impact of competitive products and pricing, economic and political conditions, and the loss of one or more significant customer accounts. Please refer to our press release, Powerwave’s current Form 10-KA for the fiscal year ended January 3, 2010, our Form 10-Q for the quarter ended October 3, 2010, and other filings which are on file with the Securities and Exchange Commission for additional information on factors which could cause our actual results to be different from those projected or implied.

In addition, on this call we'll discuss non-GAAP financial information. A reconciliation of the non-GAAP financial information to our Financial statements as prepared under GAAP is included in our press release dated today which can be found at our website at powerwave.com, and on Business Wire. The press release also has detailed information concerning several of the significant items impacting our results and we urge you to review that information.

Now I'm going to turn the call over to Kevin Michaels, Powerwave’s Chief Financial Officer.

 Kevin Michaels - Powerwave Technologies - CFO

 Thank you, Tom. With all these risk factors in mind, I'd like to start by reviewing our financial results, which are also summarized in our press release. Net sales for the fourth quarter of 2010 were $175.6 million, and we reported GAAP net income of $6.4 million which equates to fully diluted earnings per share of $0.04. This includes $1 million of restructuring and impairment charges, $800,000 of non-cash debt discount amortization expense related to certain of our outstanding convertible notes. An additional $1.5 million of expense related to the conversion of $60 million of our convertible notes, and the repurchase of $10 million of our convertible notes during the quarter. In addition, we incurred $900,000 of non-cash pre-tax stock-based compensation expense in the quarter. All of these charges and amortization totaled approximately $4.2 million for the fourth quarter.

On a pro forma basis, excluding the restructuring and impairment charges, the debt related charges and the stock-based compensation expenses for the quarter, we generated pro forma net income of $10.1 million which equates to pro forma net earnings of $0.06 per share. On a geographic basis, the North American market continued to be our strongest market, but we did see renewed strength in the Asia-Pacific market, as was expected. Our total Americas revenue for the fourth quarter was approximately $64.9 million, or 37% of revenue. Our total Asia-Pacific sales were approximately $59.6 million or 34% of revenue. And total European and other International revenues were $51.1 million or approximately 29% of revenue.

In the fourth quarter Antenna Systems product group sales totaled $84.6 million, and 48% of total revenue. Base Station Subsystem sales totaled $73.3 million or 42% of revenue. And Coverage Solutions sales totaled $17.7 million or 10% of revenue. Our total 3G related sales were approximately $62.3 million or 36% of our total revenue. Our 2G and 2.5G related sales were approximately $90.4 million, or 51% of revenue. And our 4G sales, which includes both LTE and WiMAX, were approximately $22.9 million or 13% of revenue.

In terms of our customer profile in the fourth quarter, total OEM sales accounted for approximately 41% of our total revenue, and Direct and Operator sales accounted for approximately 59%. Nokia Siemens continued to be our single largest customer, representing approximately 25% of our revenues in the fourth quarter. Looking forward to 2011, we expect that we will continue to fluctuate around an approximately 60/40 split of direct versus OEM sales.

Moving on to gross margins, on a GAAP basis our total consolidated gross profit margin was 29.6% in the fourth quarter. In our press release on page four, there is a table with a reconciliation of the various factors impacting our gross margin for the quarter. On a pro forma basis, excluding restructuring charges and stock compensation expense, which combined totaled $600,000, our pro forma gross profit margin was 30%. We believe that our strong gross margins are a continued demonstration of the success of our business strategy of the last three years, which include our extensive Manufacturing restructuring efforts and cost control activities, as well as our focus on targeting higher margin sales activities within our target markets. While we certainly have more work to do, we believe that we should continue to operate in our revised target gross margin range of the high 20% to low 30%.

Next, I'll review our Operating expenses for the fourth quarter. Our Sales and Marketing expenses were $7.3 million. Research and Development expenses were $16.9 million. And G&A expenses were $12.4 million. Our total Operating expenses, including $500,000 of Restructuring expenses and $800,000 of Stock compensation expense, were $37.1 million for the quarter. On a pro forma basis, which excludes restructuring charges and Stock compensation expense, our total Operating expenses equaled approximately $35.8 million.

Now I'd like to take a look at our Operating income for the quarter. As many of you know, we have a long-term operating model target of 10% for Operating income. During this year, we are extremely proud of the progress that we have made in driving significant improvements in this important metric. For the fourth quarter, we reached an 8.4% Operating income margin on a GAAP basis. And on a pro forma basis, our Operating income margin reached 9.6%. While we have further improvements to deliver, we have made excellent progress on this metric, and we believe that you can see the operating leverage potential in our business model.

In terms of other Income and Expense, we recorded a total of approximately $6.2 million of other expense in the fourth quarter of 2010. There were some one-time charges this quarter related to our convertible debt. As we previously announced, we converted all of our $60 million 1.875% Senior Convertible notes into common equity during the quarter, which resulted in a $1.1 million charge. In addition, we repurchased $10 million of our 1.875% Subordinated Convertible notes during the quarter, which resulted in a $400,000 charge related to the expensing of the debt discount associated with those retired notes. In addition, the remaining 1.875% Convertible Subordinated notes incurred approximately $800,000 of non-cash debt discount amortization expense during the quarter, pursuant to FASB Accounting Standards Codification topic 470-20. All of which is included in Interest expense.

In addition, during the quarter we recognized a net foreign currency translation loss of approximately $1.9 million for the quarter which was due to the stronger Chinese RMB as well as the stronger dollar. This loss is also included in other expense. On a pro forma basis, excluding the debt related charges and discount amortization for the quarter, our net other expense is $4 million. Our fourth quarter tax rate on a GAAP basis was approximately 26%. While we continue to evaluate our future tax rate based upon our diverse International operations, we currently estimate that our effective worldwide tax rate will be between approximately 20% to 25% for 2011. I want to stress, this estimate will fluctuate based upon our actual results.

Next I'll review our Balance sheet. Total cash at January 2, 2011 was approximately $62.5 million, of which $900,000 is restricted cash. As I mentioned, during the quarter we repurchased a total of $10 million of our outstanding Convertible notes, as well as converted a total of $60 million of our outstanding Convertible notes into Common equity, thereby reducing our total outstanding notes to approximately $207.9 million, of which $57.9 million are putable by the holders in November 2011, and the balance of $150 million is putable by the holders in 2014.

Over the last two years, we have significantly reduced our outstanding debt to its current manageable level. And we believe that our future cash flow, combined with our existing cash balances and credit facilities, provides us with more than adequate resources to meet all of our debt obligations.

For the fourth quarter our cash flow from operations was approximately $3 million, and our total capital spending was approximately $1.9 million in the quarter. Our net inventory was $50.4 million which is down approximately 10% from the third quarter of 2010. For the fourth quarter, our net inventory represents inventory turns of approximately 9.8 times which is a significant improvement from the 5.7 times recorded in the first quarter of this year. Our total net Accounts Receivable was $187 million, while our AR days sales outstanding increased to 97 days.

Now, before turning the call over to Ron, I'd like to remind our investors that we believe that they are best served by focusing on long-term trends as opposed to the short-term volatility that is inherent in the markets we compete in. With that in mind, we are establishing our new fiscal 2011 annual revenue range of $650 million to $680 million. The midpoint of this range represents annual growth of 12%, which we believe is above the expected growth rates for the industry.

With that, I'd like to turn the call over to Mr. Ron Buschur, Powerwave’s President and Chief Executive Officer.

 Ron Buschur - Powerwave Technologies - President and CEO

 Thank you, Kevin, and good afternoon, everyone. I am very pleased and happy to share with you our financial results, as well as the progress we have made introducing new products and solutions this year. We remain extremely focused and committed to continuing to position Powerwave Technologies as a worldwide leader, who is a supplier of choice for supporting growth in global wireless demand.

In terms of the fiscal year 2010, we met our annual guidance. And for the fourth quarter, our revenue grew by over 12% on a sequential basis and 23% year-over-year basis. For the quarter, our gross margins reached 30%, and our pro forma Operating income reached a very respectable 9.6%. On the income front, we are very proud to be able to show the power of the leverage that we have built into our operating model. I am very pleased to report that the fiscal year 2010 is our first fully profitable year on a GAAP basis since 2005. While we and the industry have certainly gone through a lot over the last five years, we are fully committed to further improving our operating results and driving improved profitability in the years ahead.

On the financing front, we were able to convert our $60 million Senior Subordinated notes into common equity during the quarter. In addition, we retired an additional $10 million of our Convertible notes during the quarter, as well. As we enter this year, our total debt is down to $207.9 million, of which only $57.9 million is due at the end of the year and the remaining $150 million is not due until 2014. I am very proud of the job our team has done over the last couple years in reducing our debt and managing the business through the market debt crisis without any financial aids or bail-outs, as we focused on managing our business to improve profitability during these trying times. We have positioned the Company well for long-term success, which will continue to generate positive shareholder value.

As you know, during the last few years we completed our manufacturing consolidation activities, which has enabled Powerwave to have a highly competitive, low cost manufacturing structure that is highly flexible and scalable without compromising our superior quality and our leading edge technology and product solutions. Our focus on expense management has positioned this Company to be truly a lean and mean operation. We can now leverage our resources on a global basis. And lastly, our strategic focus on driving our sales toward integrated products and solutions which provide higher gross margins, as well as customer diversification, have continued to have a positive effect on our business profitability.

But make no mistake, we still have some work ahead of us to fully achieve the long-term results that we believe are available to us based on our financial models and plans. We need and we will continue to grow our core wireless business, while expanding into additional market segments, such as government sector where we can create true solutions utilizing all of our technology and engineering expertise. With our excellent product portfolio, our superior patent portfolio, the state-of-the-art facilities, and cost effective geographic locations, combined with what we believe are the best personnel across all disciplines, we have positioned Powerwave for continued long-term success. I am very excited about the prospects for our business. The demand in Wireless data is exploding, as can be seen by the exponential growth in the use of Smart Phones utilizing voice, video and data. This demand is fueling requirements for cost effective infrastructure deployments for both upgrading to existing 2G, 3G, and 4G deployment technologies. We believe that Powerwave has the products and solutions necessary for these types of cost effective deployments, and we are well positioned to benefit from this demand.

In addition to our continued effort and emphasis on product development, we are putting increased emphasis on our sales efforts globally, to ensure that we capture market share in these expanding and growing markets. We believe that the investments we have made, and we will make, continue to help further improve our position in the market, and enable us to capture new market share as the infrastructure is built out over the next few years. Powerwave intends to leverage our strengths in global positions we have established in the Commercial markets into the Government and Defense markets, so we can deliver more predictable, consistent, sustainable and profitable growth to counteract the inherent volatility that we see in our global Commercial Wireless industry.

As stated, we have been executing on our restructuring and transformation plans for the Company over the last three years. And I am very pleased and proud of the excellent job that our team has done. And I want to personally thank our employees globally for their focus, their competence and unwavering commitment.

I would now like to highlight and review some of the details of this aggressive restructuring and transformation. The team has closed eight Manufacturing facilities to simplify our manufacturing operations, while opening a new lean state-of-the-art facility in Thailand. We consolidated our engineering sites to better utilize our resources globally while we opened a new R&D design center with hardware, software and antenna capabilities in India. Since 2007, we have reduced our operating expenses by over 35%, implemented our value solutions strategy which utilizes our redesigned common product platform solutions. During the same period of time we have improved our product gross margins from around the low teens to 30%. We have reduced our inventory levels and we have improved our inventory turns to a very respectable 9.8 turns this quarter. We continue to generate positive cash flow from our operations, and we have made excellent progress in reaching our operating income target of 10% by achieving 9.6% on a pro forma basis for the fourth quarter of 2010.

These efforts, as well as reducing our outstanding debt, can be seen in our financial results, our product acceptance, our product yields, our product development lead times, our customer delivery metrics, our customer diversification, as well as our customer satisfaction metrics. At the same time, we are continuing to invest in key resources, facilities, state-of-the-art equipment and developing advanced products and solutions which will enhance our technological leadership position worldwide. We remain committed and determined to improve Powerwave’s profitability and performance in 2011 and the years beyond. And continue to generate the level of returns necessary to benefit our shareholders.

Now I'd like to turn the call over to the Operator and address any questions you may have.

 QUESTION AND ANSWER

Operator

 (Operator Instructions).And the first question comes from the line of Mike Walkley with Canaccord Genuity. Please proceed.

 Charles Johns - Canaccord Genuity - Analyst

 Thanks.This is Charles Johns sitting in for Mike Walkley.Hi, Ron and Kevin. Just a few questions for me. First, just trying to reconcile the strength we've seen from some of the other OEMs for the December quarter, and comparing that with your revenue numbers. Just wondering is it more timing or would we see a push-out into Q1 and maybe a better than normal seasonal March quarter for you guys?

 Ron Buschur - Powerwave Technologies - President and CEO

 No, I think, as you know, you see a lot of inconsistencies when you look at the roll-outs from the OEMs. Typically we trail the OEM buildouts, whether it's back haul or some of the base station subsystems that they supply. We can tend to lag maybe a quarter or so after those types of large deployments or spends. So what we're anticipating is a typical seasonal performance that you see in Q1, within our industry. And then we see strong growth as we look at the latter part of Q2 and going out. And you look at Q4 to Q3 and our last quarter results, we had a sequential growth of over 12%.

 Charles Johns - Canaccord Genuity - Analyst

 So Ron, let me throw in maybe the overall issue of component constraints. It just sounds like the expectation like it might continue through the end of the March quarter. How do you see that playing out into some of your expectations for the first half of 2011?

 Ron Buschur - Powerwave Technologies - President and CEO

 We're pretty pleased with what we see as far as the demand. We know that there's typically a slow first quarter in this industry and that's been historically the patterns that have taken place, at least in the last 10 years. But I don't see anything that's hindering that beyond the typical seasonality of the first quarter.

 Charles Johns - Canaccord Genuity - Analyst

 Okay. Great. And Kevin, congratulations on the steady gross margins and also hitting the almost 10% operating margin for this quarter. Really impressive given the tough environment. I know you're not giving specific guidance but maybe would you care to comment just on how we should think of these two metrics as we go through the year and maybe the puts and takes that are needed to get to your longer term model?

 Kevin Michaels - Powerwave Technologies - CFO

 I think we're really targeting, and I think I tried to say this during the presentation, is we're targeting our gross margins to be the high 20s, low 30s area. So I think around this 30% area. There will be some fluctuation but minor but we think that's the level we are for this year. Clearly our goal is to get to the 10% level in operating income. We're close but we haven't gotten there yet so hopefully as we go through the year we'll get there. I think, as Ron mentioned, the first part of the year, the first quarter, you have some seasonal slowdown there. It usually runs around 15% from the prior quarter, in that kind of range. That's normal. But clearly our guidance for the year reflects some good growth overall. As I mentioned, the midpoint on the guidance range of $650 million to $680 million represents over 12% growth annually. Clearly as we go through the year, we expect some better revenues, as we go through the year, and that should allow us to hopefully hit our operating margin targets.

 Charles Johns - Canaccord Genuity - Analyst

 Great. And then Ron, maybe a last one for you. Just wondering, when you look out longer term and think of the LTE and the various carrier deployments that should occur this year, maybe you could just talk about Powerwave's strategic position relative to these LTE builds.

 Ron Buschur - Powerwave Technologies - President and CEO

 I think we're in an excellent position, when I look at the selection criteria of our products and solutions across the carrier arena. I think, as you can see from our antenna deployments, as well as our tower mounted amplifiers in some of our base station subsystems, we have had tremendous growth in the LTE segment of our business, specifically with two large operators here in North America that are building out and one in Europe. So I'm very happy with the selection criteria and certainly our ability to deliver large quantities -- not samples, but large volume quantities -- of all these solution sets across the product portfolio.

 Charles Johns - Canaccord Genuity - Analyst

 Okay. Great. Thanks, guys.

Operator

 And the next question comes from the line of Steve O'Brien with JPMorgan. Please proceed.

 Steve O'Brien - JPMorgan - Analyst

 Hi. Thanks for taking my question. The shift this quarter, I think on a year-over-year basis the growth was very strong for North America on a sequential basis, as you expected. Actually, the question might be, do you think this was a normal sequential decline for North America in terms of seasonality? And then as we look into early part of 2011, do you expect that trend to hold, maybe more front-end loaded spending out of North America, LTE builds, followed by strength in the back half of the year from Asia?

 Ron Buschur - Powerwave Technologies - President and CEO

 We certainly think that we'll see some additional buildouts in the beginning half of this year, regarding some of the LTE deployments. Keep in mind, a lot of the deployment schedules are based on completions and milestones of building out these networks. That doesn't happen overnight. I think that the North American operators did a pretty good job of building out a substantial quantity of sites, and we continue to look forward to the growth that we think that they'll achieve and see during this period of time. You also have to keep in mind, there's a lot of weather issues that took place in North America that may have slowed down some of their builds, as well. But we sense next year, the beginning of the year, should be very good. We certainly felt comfortable and confident with the share gains that we picked up in North America. And we were pleased with what we've seen in Asia. As we had indicated in Q3 and Q4, we expected to see things improve within the APAC region in Q4 and continue, and that's what we believe will take place.

 Steve O'Brien - JPMorgan - Analyst

 Got you there. Understood. The last quarter I think, Ron, you commented there was a lot of good coverage solution RFPs, large RFPs out in the fourth quarter. How is the closure rate or the win rate for Powerwave? Maybe the results here from a revenue side was, if I recall back to the first quarter of 2010, maybe looking for a $20 million quarter towards the back half of the year? So how can we think about 2011 and the coverage solution business?

 Ron Buschur - Powerwave Technologies - President and CEO

 There was a lot of programs, you're absolutely right, that were bid and that were laid out for approval. And I think we did pretty well for achieving a large percentage of the wins that we had hoped to achieve there in this space. Keep in mind, as we talk about these deployments, these are six to 10 months of deployment efforts, in many cases. These are quite large programs and projects, and they're milestone-based on completions. So you're going to see lumpy types of revenue that we can recognize over the quarters as we achieve certain milestones. But we are very focused and still committed and believe that that DAS and that in-building coverage area is a very good area of business. And we think we're well positioned to grow that business.

 Steve O'Brien - JPMorgan - Analyst

 Great. Can I ask on the operating expenses side, you mentioned, Ron, some increased investments. Can you help quantify what that could potentially mean? Operating expenses have been very stable for eight straight quarters, in the $35 million plus or minus range. With the rising revenues in 2011, opportunities from government, other areas, is they going to be some absolute dollar spending increases?

 Kevin Michaels - Powerwave Technologies - CFO

 This is Kevin. Let me answer that. I think basically what we're looking at is a few million dollars of additional expense. Maybe over the course of the year, $3 million or $4 million spread out. The nature of the year, the first quarter gets a little bit more because of the industry trade shows. There's a little more spending in the first quarter related to the industry trade shows because they both occur in the first quarter. But over the course of the year, it's a couple million dollars spread over the course of the year. So it's not a large, significant increase but a little bit but not much.

 Ron Buschur - Powerwave Technologies - President and CEO

 The other thing, Steve, as we stressed previously and I would like to stress again, we have a model now that we think is scalable beyond the revenue that we have just delivered this quarter without any significant increase in our operating expenses. And I think that's what makes us very excited about looking at the future.

 Steve O'Brien - JPMorgan - Analyst

 Got you. I appreciate that. And then lastly just a point of clarification here. The non-GAAP disclosure excluded stock comp expense this quarter, correct? So that was, I don't know, maybe a 60 basis point, pretty small benefit on the margin line. But going forward when you target 10%, you'll be excluding those stock comp expenses in the future?

 Kevin Michaels - Powerwave Technologies - CFO

 Yes, we will. We excluded there. And in the press release there's a detailed breakout, so you can see where those are and exactly how much they are. But we'll be breaking those out going forward. As our stock prices rebounded, as you know, over the last year, the value of that comp expense will increase as we go forward.

 Steve O'Brien - JPMorgan - Analyst

 Thanks for that, Kevin.

Operator

 (Operator Instructions) And the next question comes from the line of Amir Rozwadowski with Barclays Capital. Please proceed.

 Amir Rozwadowski - Barclays Capital - Analyst

 Thank you very much, and good afternoon, Ron and Kevin. I was wondering if we could dig in a bit more into your revenue outlook for the year. There has been some discussions about opportunities perhaps at another North American carrier that's looking to consolidate some of its networks and deploying multi-band antennas. I was wondering what you thought of that opportunity, and if any growth around that opportunity was factored into your guidance for 2011?

 Ron Buschur - Powerwave Technologies - President and CEO

 We're very excited about that and obviously you know that we've been aggressively providing them units for their trial cities. And we think that we're well positioned to benefit from that buildout, if they do that consolidation. But keep in mind, the growth that we have outlined for this quarter is well above what the analysts are predicting for the growth for the year within our segment. So we factored in some upside. And obviously we think that there's some other potential upside that we may be able to achieve if we're successful. But we think right now it's best that we focus on what we believe we can deliver. So we can now build upon this last year, meeting our guidance and making sure that we execute again on our financial plan that we have in place. But there's several opportunities, not just in North America, but in Europe, as well.

 Amir Rozwadowski - Barclays Capital - Analyst

 Great. So is it fair to characterize that as you expect some wins there but perhaps steady execution to your plan would be upside to this outlook?

 Ron Buschur - Powerwave Technologies - President and CEO

 Yes, in some cases that would be true, yes.

 Amir Rozwadowski - Barclays Capital - Analyst

 Okay. That's great, Ron. And then you have been talking a bit more about some of the vertical opportunities, particularly in the government where you've been focusing some of your attention. I was also wondering if you could provide us an update in terms of some of those opportunities? And have we started to see some of that filter through to your top line? Or is that also another initiative that we expect perhaps a little bit more visibility as we progress through the year?

 Ron Buschur - Powerwave Technologies - President and CEO

 No, I think you're going to see that as we progress through the second half of the year. As I had indicated last quarter, we have signed some agreements with several large integrators to provide them solutions and products. And we're just in the beginning stages of developing some of those products and we hope to see the benefit of that. Maybe at the late half of the first half of this year or the early half of the second. So I think it's going to be an opportunity that will benefit Powerwave's top line, obviously, but more importantly it will allow us to leverage our research and development dollars across these other vertical markets and leverage our expertise globally.

 Amir Rozwadowski - Barclays Capital - Analyst

 Great. And then lastly, if I may, Ron, on the antenna system side of the business, we've been talking a bit now for a couple of quarters about some of the upgrade cycle taking place in North America. And obviously we've seen commentary by the two largest carriers in terms of their aggressive roll-out. Can you give us an update in terms of the characterization of buildouts within other regions? Do you start to see or expect to see some of those buildouts occur in other regions at a similar pace? At a more aggressive pace? I'm just trying to characterize, is it still largely a North America trend over the next couple of quarters or are you starting to see similar trends occur, discussions occur within other regions?

 Ron Buschur - Powerwave Technologies - President and CEO

 We do think that we're going to see some buildouts in parts of Europe. We built out an LTE advanced network in Sweden for one of the operators there, and they continue to see the benefits of that. Our discussions with several of the large network operators in Europe has led us to believe that they're looking at enhancing their networks this next year to build out the next generation of technology there. And then you still have a pretty compelling story for the existing 2G, 3G and some of the WiMAX products in some of the emerging markets, such as Africa and Latin America, as well. So it's not just the next generation of LTE deployment that we're excited about and we're seeing the benefit. It's really across the board. But I think, to answer your question, you're going to see North America continue to lead on the LTE deployments. And I think we'll see other operators in Europe start picking up the pace and building out their networks. And we do know that several of the operators in Latin America have the desire to build out their networks, as well. And we think Asia may be a little bit slower to follow. And the emerging markets are going to be building out, we think, a much simpler network, short-term.

 Amir Rozwadowski - Barclays Capital - Analyst

 Great. Thank you very much for the incremental color, Ron.

Operator

 And the next question comes from the line of Scott Searle with Merriman Capital. Please proceed.

 Scott Searle - Merriman Capital - Analyst

 Hello, good afternoon. Kevin, just a quick clarification, earlier question on OpEx talking about increasing $3 million to $4 million for the year. Is that off of the base in December of $35.8 million or is that an annual number?

 Kevin Michaels - Powerwave Technologies - CFO and Secretary

 That's an annual number for the whole year.

 Scott Searle - Merriman Capital - Analyst

 Okay. And just a couple of interesting points in terms of the mix this quarter. It seems like Nokia bounced back after being a little bit soft. Is that sustainable? And also North America was down a little bit sequentially, is there anything going on there to comment on?

 Ron Buschur - Powerwave Technologies - President and CEO

 We certainly think that Nokia, it's cyclical based on their wins, as you know, Scott, but we believe that we're in a good position there to maintain the business. And we're doing everything we can to try to grow that business. As far as North America, we were very pleased with what we've been able to pick up and gain this last quarter and what we see in demand this quarter. So I wouldn't read anything into that. If anything, I think we were taxed to build just about everything that we could for one of the North America operators towards the end of the year. And a lot of it had to depend on some pretty poor weather conditions and lack of ability maybe in some regions to build out those networks.

 Scott Searle - Merriman Capital - Analyst

 But Ron, there were no component constraints that limited you guys this quarter, or was there a little bit of that?

 Ron Buschur - Powerwave Technologies - President and CEO

 No, we think most of the component constraints are behind us. We had, at the beginning of the quarter, a little bit of issue with the products and lead times that we had maybe placed, let's say, two quarters before that, just delivering of the product. But that didn't hinder our ability at all.

 Scott Searle - Merriman Capital - Analyst

 And APAC bouncing back, is anything going on in India now? You're starting to get some better visibility there?

 Ron Buschur - Powerwave Technologies - President and CEO

 Yes. As we talked about last quarter, we had anticipated, I think maybe yourself or someone asked the question do we think that the APAC region was going to grow and did we think that we would see an improvement there. And we were very optimistic that the APAC region would be an area of growth for us and we've certainly seen that growth. We think that will continue and part of that is, again, on the license being granted on the 3G and several of the operators aggressively putting that out and our relationship with an OEM who's been awarded that.

 Scott Searle - Merriman Capital - Analyst

 On the outlook for 2011 in terms of that range, $650 million to $680 million, thanks for providing the annual guidance, but can you give us what is actually being built into some of your expectations and the big swing factors there? I think, to one of the earlier questions, it sounds like there's some assumption that some vertical revenues start to kick in, in the second half of this year. But what else are you assuming? It doesn't sound like you're assuming, necessarily, any big wins, it's more blocking and tackling. Or can you take us through some of the verticals and the big assumptions that comprise that range?

 Ron Buschur - Powerwave Technologies - President and CEO

 Scott, I'm shocked that you don't think that we're expecting any big wins. That percentage of growth compared to what the market growth is, is pretty dramatic. So yes, we expect to see some wins there in the existing wireless sector. And the second half we expect to see a reasonable contribution. But it's not going to be hundreds of millions of dollars in the government sector. It's going to be smaller incremental revenue that should benefit our top line. But we're expecting to see some wins and it's not tackling and continuing to block. As I said earlier, we're going out aggressively, try to gain market share and to continue our focus on our sales, and put extreme focus around sales in the right geographic locations to capture the market that we think is afforded to us based on our products.

 Scott Searle - Merriman Capital - Analyst

 I apologize. I didn't characterize that correctly. There's nothing in the numbers in that range that you haven't identified?

 Kevin Michaels - Powerwave Technologies - CFO

 That's correct. I think to further on what Ron's saying, we obviously think that we're going to grow faster than the market in our segment. But I think the point you're asking, which I would agree with, is that no, we're not looking for huge upsides. We think the market, we think we're positioned well, and it isn't counting on our verticals like the government business to be major contributors in the year.  As Ron mentioned, we're still at the early stage there. The actual revenue contribution is quite low. So I think overall we would say that we think we're being reasonably conservative in our guidance and that there is good upside potential.

 Scott Searle - Merriman Capital - Analyst

 Just lastly, Kevin, two modeling questions. What should we be assuming in terms of net interest income going forward, given the big currency hit this quarter? Is that something that we should be anticipating going forward? And the fully diluted share count now, given the convert.

 Kevin Michaels - Powerwave Technologies - CFO

 Well, the interest income, I don't have that. We don't have that yet. We wish we did, but that's not there.  In terms of the foreign exchange, if you look at us over the last -- you can go back the last two years -- we fluctuated around. And we don't think -- I could tell you where we sit right now. We're sitting in a small gain position because the dollar has weakened again. In the quarter, I think, as I mentioned, we got hit this last quarter. Half of the hit is coming out of the Chinese currency strengthening a little bit. It's hard for us to forecast that. If you've got a good forecast for it, we would love to see it. The effects have been minimized over the year. We've done a lot to move our hedging. We'll continue to do more of that. We've minimized our exposures. That's just a translation exposure so it's a non-cash hit. It's really an accounting function. So we think we're doing a good job but we'll continue to look at further trying to hedge that. So I think hopefully the effects will not be very significant, that we even out. And then our net interest expense, it's running a little bit around $2 million a quarter, roughly.

 Scott Searle - Merriman Capital - Analyst

 Great. Thanks, guys.

Operator

 And the next question comes from the line of James Faucette with Pacific Crest.

 James Faucette - Pacific Crest Securities - Analyst

 Thanks very much. I wanted to follow up on questions related to the different geographies, et cetera. A lot of times we see differences in specifications across geographies and that results in having a little bit different equipment requirements and the like. And as you look forward to the buildouts that you're anticipating in the different geographies around the world, are you seeing different specifications emerge at this stage that could require a bit more of product portfolio diversity? Or are things pretty uniform such that you think you'll get good scale advantage on the product portfolio and development you're currently doing?

 Ron Buschur - Powerwave Technologies - President and CEO

 I think part of this, James, that's a real is when you get to an LTE product and network, the specifications are pretty consistent across the geographic locations. It depends on how people want to deploy those networks and that equipment that may vary, but we find that the requirements and specifications are pretty similar across the board. Now, certainly in parts of Asia, we see people that claim that they adhere and they meet some of the requirements and the specifications, and when we test it we somewhat question ourselves how they can achieve those results, or lack thereof results, with the products that they're offering. So one could say maybe the standards aren't always equal across the board. But we're pretty pleased with the leverage that we should be able to utilize with our common product platform and our designs that we have designed that are forward compatible, not just to the LTE network deployment and technology, but to the next generation of IP-based solutions, as well. And we're going to continue to leverage those platforms moving forward. So I think it's a good opportunity for scale. Our production capacity and utilization of that capacity, as well as our buying power that we should be able to achieve with the economies of scale driving a common product through the factory.

 James Faucette - Pacific Crest Securities - Analyst

 And then, just along those same lines, so when you look at the product development going forward, do you think there's room for you to further extend your performance advantage versus some of your competitors? Or is this going to be a situation where the requirements and the expectations out of your portfolio are going to be relatively stable for the next few years?

 Ron Buschur - Powerwave Technologies - President and CEO

 We think that we have a technology advantage today in our product offering when you look at the companies that have chosen us and the awards and the percentage of the awards that we've been awarded, when you look at percent of business. So with that, I think we've seen some advantage. But when we're looking at the next generations of technology, and how we can leverage some of our R&D dollars, we're looking at things that are going to increase the content that we provide to the end customers to build out these networks. And not necessarily just the component performance and component price associated with, let's say, an antenna or an amplifier or a repeater, if you understand the direction I'm headed with that.

 James Faucette - Pacific Crest Securities - Analyst

 Yes, absolutely. That's great. Thank you very much.

Operator

 And the next question comes from the line of David Marsh with Odeon Capital. Please proceed.

 David Marsh - Odeon Capital - Analyst

 Thanks for taking the question. Couple housekeeping items, real quickly. What was the depreciation and amortization in the fourth quarter, please?

 Kevin Michaels - Powerwave Technologies - CFO

 The number, the exact number will end up being filed in our K. I think roughly depreciation and amortization's about $5.7 million, roughly.

 David Marsh - Odeon Capital - Analyst

 Okay. And could you give a rough estimate of what the inventory obsolescence charge would have been in the fourth quarter, please?

 Kevin Michaels - Powerwave Technologies - CFO

 We don't break that out. It wasn't significant.

 David Marsh - Odeon Capital - Analyst

 Okay. And do you have an  initial expectation for capital expenditures for fiscal 2011?

 Kevin Michaels - Powerwave Technologies - CFO

 We'll probably stay around the same range, so we're running around, I would say around $8 million for the year, so $2 million or a little bit less per quarter.

 David Marsh - Odeon Capital - Analyst

 Okay. Great. And one question I have with regard to from a strategic standpoint, when you look at some of the other emerging players in the United States, can you talk about the opportunity with them and your expectations in terms of their ability to actually roll out? Obviously we've seen some difficulties for some of them, but there are others waiting in the wings and expecting to roll out. How do you characterize your opportunity there?

 Ron Buschur - Powerwave Technologies - President and CEO

 I think we're in a very good position with -- I assume you're talking about one of the new operators with the support of Nokia and their network capabilities and our longstanding relationship with them. We feel like we're in a very good position.

 David Marsh - Odeon Capital - Analyst

 Great. Congratulations on the turnaround, guys. Really great year and best of luck for next year. Thank you.

Operator

 Ladies and gentlemen, this concludes the question-and-answer session for today's call. I would now like to hand the call over to Mr. Ron Buschur for closing remarks.

 Ron Buschur - Powerwave Technologies - President and CEO

 I want to thank everyone for your support and for joining us today, as well as your continued interest in Powerwave Technologies. We look forward to sharing with you our results for the first quarter of 2011.

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